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                                                                      EXHIBIT 23









The Board of Directors
Community Financial Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-24309) on Form S-2 of Community Financial Group, Inc. of our report dated January 23, 2001, relating to the consolidated balance sheets of Community Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000 Form 10-K of Community Financial Group, Inc.




Nashville, Tennessee
March 20, 2001